UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2010
Brookside Technology Holdings Corp.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction)	000-52702 (Commission File Number)	20-3634227 (IRS Employer Identification No.)
15500 Roosevelt Blvd,
Suite 101
Clearwater, FL 33760
(Address of principal executive offices) (zip code)
(727) 535-2151
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 1, 2010, the Company announced that it had entered into a non-binding agreement in principle with Chatham Credit Management III LLC, the Company’s senior lender (“Chatham Capital”), and Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, and the Company’s largest preferred shareholder (“Vicis”), to restructure the Company’s senior credit facility and to further capitalize the Company. Among other things, the Company anticipates that, at the closing of the contemplated transactions, Vicis would invest an additional $3 million in equity and Chatham Capital would agree to modify the Company’s senior credit facility to waive all prior defaults, extend the term of the senior loan to September 23, 2012, and eliminate and/or modify certain financial covenants. The closing of the contemplated restructuring and capitalization is expected to occur by April 15, 2010, but is subject to various conditions, including the preparation and execution of mutually acceptable loan modification and equity investment agreements. While the Company is working diligently towards a timely closing and does not anticipate any obstacles in this process, there can be no assurances that these conditions will be satisfied or the contemplated transactions completed. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein solely for the purpose of this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 1, 2010

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brookside Technology Holdings Corp.
By:	/s/ Michael Nole
Michael Nole, Chief Executive Officer

Dated: April 1, 2010

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